EXHIBIT 99.2

Vistagen to Participate in Stifel 2025 Virtual CNS Forum

SOUTH SAN FRANCISCO, Calif, March 4, 2025 - Vistagen (Nasdaq: VTGN), a clinical-stage biopharmaceutical company pioneering neuroscience with nose-to-brain neurocircuitry to develop and commercialize a new class of intranasal product candidates called pherines, today announced that management will participate in Stifel’s 2025 Virtual CNS Forum.

Vistagen’s President and Chief Executive Officer, Shawn Singh, will participate in a fireside chat presentation on Tuesday, March 18, 2025, at 12 p.m. Eastern Time. A live webcast will be accessible through the “Events” page in the “Investors” section of the Company’s website at www.Vistagen.com. A replay of the webcast will be archived and available following the event.

About Vistagen
Headquartered in South San Francisco, CA, Vistagen (Nasdaq: VTGN) is a clinical-stage biopharmaceutical company leveraging a deep understanding of nose-to-brain neurocircuitry to develop and commercialize a broad and diverse pipeline of clinical-stage product candidates from a new class of intranasal therapies called pherines.

Pherines specifically and selectively bind to peripheral receptors in human nasal chemosensory neurons, which activate olfactory bulb-to-brain neurocircuits without requiring systemic absorption or uptake into the brain to achieve desired therapeutic benefits and differentiated safety. Vistagen’s neuroscience pipeline also includes an oral prodrug with potential to impact certain neurological conditions involving the NMDA receptor. Vistagen is passionate about developing transformative treatment options to improve the lives of individuals underserved by the current standard of care for multiple highly prevalent indications, including social anxiety disorder, major depressive disorder, and vasomotor symptoms (hot flashes) associated with menopause. Connect at www.Vistagen.com.

Investor Inquiries:
Mark A. McPartland
markmcp@vistagen.com

Media Inquiries:
Michelle P. Wellington
mwellington@vistagen.com